CONSENT OF INDEPENDENT AUDITORS

The Trustees and Shareholders
Evergreen Select Fixed Income Trust:

We consent to the use of our report dated March 27, 1998 for Evergreen Select Adjustable Rate Fund incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "Independent Auditors" in the statement of additional information.

                                              KPMG Peat Marwick LLP

Boston, Massachusetts
June 30, 1998